Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185558

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
5.00% Senior Notes due 2023	$800,000,000	$109,120
Guarantees(2)

(1)	The filing fee of $109,120 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n), no separate registration fee is payable for the guarantees.

Prospectus supplement

(To prospectus dated December 19, 2012)

Delphi Corporation

$800,000,000

5.00% Senior Notes due 2023

Interest payable February 15 and August 15

Issue price: 100%, plus accrued interest, if any

Delphi Corporation, which we refer to as the issuer, is offering $800,000,000 of its 5.00% Senior Notes due 2023, which we refer to as the “Notes.” The Notes will mature on February 15, 2023. The issuer will pay interest on the Notes on each February 15 and August 15, beginning on August 15, 2013. Interest will accrue from February 14, 2013.

The issuer may, at its option, redeem all or part of the Notes at any time prior to February 15, 2018, at a make-whole price plus accrued and unpaid interest, if any. On or after February 15, 2018, the issuer may redeem all or part of the Notes at the redemption prices set forth herein. In addition, prior to February 15, 2016, the issuer may redeem up to 35% of the Notes with the proceeds of certain equity offerings. If we experience specific kinds of changes of control, the issuer must offer to repurchase the Notes.

The obligations under the Notes will be guaranteed by the issuer’s ultimate parent, Delphi Automotive PLC, and by certain of the existing and future subsidiaries of Delphi Automotive PLC that guarantee obligations of the issuer under its credit agreement. When and if the Notes are rated investment-grade by Moody’s and Standard & Poor’s, we will no longer be required to have our subsidiaries guarantee the Notes.

The Notes and the guarantees will be general unsecured obligations of the issuer and the guarantors, respectively, and will rank equally in right of payment with all of their existing and future senior indebtedness and senior in right of payment to all of the issuer’s and guarantors’ future subordinated indebtedness. The Notes and the guarantees will be effectively subordinated to any of the issuer’s and the guarantors’ existing and future secured debt to the extent of the value of the collateral securing such indebtedness, including all borrowings under the issuer’s credit agreement. The Notes will be structurally subordinated to all liabilities of Delphi Automotive PLC’s subsidiaries that do not issue or guarantee the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk factors” beginning on page S-11.

The Notes will be a new issue of securities and currently there is no established trading market for the Notes. We do not intend to list the Notes on any securities exchange or to arrange for the Notes to be quoted on any automated dealer quotation system.

	Price to public(1)	Underwriting discount	Proceeds to us, before expenses(1)
Per Note	100.000%	1.300%	98.700%
Total	$800,000,000	$10,400,000	$789,600,000

(1)	Plus accrued interest from February 14, 2013, if settlement occurs after that date.

We expect that delivery of the Notes will be made to investors in book-entry form through The Depository Trust Company on or about February 14, 2013.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Deutsche Bank Securities
Barclays	Citigroup	Goldman, Sachs & Co.

Co-managers

Credit Suisse

Morgan Stanley

PNC Capital Markets LLC

RBS

SMBC Nikko

The Williams Capital Group, L.P.

February 11, 2013

About this prospectus

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where you can find more information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

No person shall circulate in Jersey any offer for subscription, sale or exchange of the Notes.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Delphi,” the “Company,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company, which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales, which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation and which became a subsidiary of Delphi Automotive PLC on November 22, 2011 in connection with the Company’s initial public offering. References to the “issuer” refer to Delphi Corporation, the issuer of the Notes, and not to any of its subsidiaries.

Notice to New Hampshire residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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Prospectus supplement

Prospectus

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 11, 2013.

You may request a free copy of these filings by writing to, or telephoning, us at the following address and phone number:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098.

(248) 813-2000

Special note on forward-looking statements

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “explore,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; our ability to integrate and realize the benefits of recent acquisitions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial

S-iii

work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

S-iv

Summary

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company overview

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, active safety and thermal technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers, and our customers include all 25 of the largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 126 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. We have a presence in 32 countries and have over 18,000 scientists, engineers and technicians focused on developing market relevant product solutions for our customers. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly China, where we have a major manufacturing base, including investments in 3 new manufacturing facilities in 2012, and strong customer relationships.

We believe the automotive industry is being shaped by increasing government regulations for vehicle safety, fuel efficiency and emissions control, as well as rapidly increasing consumer demand for connectivity. These industry mega-trends, which we refer to as “Safe,” “Green” and “Connected,” are driving higher growth in products that address these trends than growth in the automotive industry overall. We have organized our business into four diversified segments, which enable us to develop solutions and manufacture highly-engineered products that enable our customers to respond to these mega-trends:

•

Electrical / Electronic Architecture—This segment provides complete design of the vehicle’s electrical architecture, including connectors, wiring assemblies and harnesses, electrical centers and hybrid high voltage and safety distribution systems. Our products provide the critical electrical and electronics backbone that supports increased vehicle content and electrification, reduced emissions and higher fuel economy through weight savings.

•

Powertrain Systems—This segment provides systems integration of full end-to-end gasoline and diesel engine management systems including fuel handling, fuel injection, combustion, electronic controls, test and validation capabilities, diesel and automotive aftermarket, and original equipment services. We design solutions to optimize powertrain power and performance while helping our customers meet new emissions and fuel economy regulations.

•

Electronics and Safety—This segment provides critical components, systems and advanced software for passenger safety, security, comfort and infotainment, as well as vehicle operation, including body controls, reception systems, infotainment and connectivity systems, hybrid vehicle power electronics, passive and active safety electronics, displays and mechatronics. Our products integrate and optimize electronic content, which improves fuel economy, reduces emissions, increases safety and provides occupant infotainment and connectivity.

•

Thermal Systems—This segment provides powertrain cooling and heating, ventilating and air conditioning (“HVAC”) systems, such as compressors, systems and controls, and heat exchangers for the vehicle markets. Our products improve the efficiency by which the powertrain and cabin temperatures are managed, which are critical factors in achieving increased fuel economy, reduced emissions and occupant comfort.

Our business is diversified across end-markets, regions, customers, vehicle platforms and products. Our customer base includes all 25 of the largest automotive OEMs in the world, and, in 2012, 25% of our net sales came from emerging markets (Asia Pacific and South America). Our six largest platforms in 2012 were with five different OEMs. In addition, in 2012 our products were found in 17 of the 20 top-selling vehicle models in the United States, in all of the 20 top-selling vehicle models in Europe and in 17 of the 20 top-selling vehicle models in China. We have further diversified our business by increasing our sales in the commercial vehicle market, which is typically on a different business cycle than the light vehicle market and has grown to 11% of our 2012 net sales. In addition, approximately 7% of our 2012 net sales were to the aftermarket, which meets the ongoing need for replacement parts required for vehicle servicing.

We have established a worldwide design and manufacturing footprint with a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. This regional model is structured primarily to service the North American market from Mexico, the South American market from Brazil, the European market from Eastern Europe and North Africa, and the Asia Pacific market from China. Our global scale and regional service model enables us to engineer globally and execute regionally to serve the largest OEMs, which are seeking suppliers that can serve them on a worldwide basis. Our footprint also enables us to adapt to the regional design variations the global OEMs require and serve the emerging market OEMs.

Our Industry

The automotive parts industry provides components, systems, subsystems and modules to OEMs for the manufacture of new vehicles, as well as to the aftermarket for use as replacement parts for current production and older vehicles. Overall, we expect long-term growth of vehicle sales and production in the OEM market. In 2011 and 2012, the industry saw increased customer sales and production schedules. However, OEM vehicle production in Europe decreased by 6% from 2011 to 2012 and current OEM production volumes in Western Europe, and, to a lesser extent, North America, remain substantially lower than OEM production volumes prior to the disruptions that the economic and credit markets experienced in 2008 and 2009. Demand for automotive parts in the OEM market is generally a function of the number of new vehicles produced, which is primarily driven by macro-economic factors such as credit availability, interest rates, fuel prices, consumer confidence, employment and other trends. Although OEM demand is tied to actual vehicle production, participants in the automotive parts industry also have the opportunity to grow through increasing product content per vehicle by further penetrating business with existing customers and in existing markets, gaining new customers and increasing their presence in global markets. We believe that as a company with a global presence and advanced technology, engineering, manufacturing and customer support capabilities, we are well-positioned to benefit from these opportunities.

Mega-Trends

We believe that continuously increasing societal demands have created the three “mega-trends” that serve as the basis for the next wave of market-driven automotive technology advancement. Our challenge is to continue developing leading edge technology focused on addressing these mega-trends, and apply that technology toward products with sustainable margins that enable our customers, both OEMs and others, to produce distinctive market-leading products. We have identified a core portfolio of products that draw on our technical strengths and align with these mega-trends where we believe we can provide differentiation to our automotive, commercial vehicle and aftermarket customers.

Safe.    The first mega-trend, “Safe,” represents technologies aimed not just at protecting vehicle occupants when a crash occurs, but those that actually proactively reduce the risk of a crash occurring. OEMs continue to focus on improving occupant and pedestrian safety in order to meet increasingly stringent regulatory requirements in various markets, such as proposals by the U.S. National Highway Traffic Safety Administration to issue rules in 2013 that would phase-in requirements for rear view cameras in all vehicles. As a result, suppliers are focused on developing technologies aimed at protecting vehicle occupants when a crash occurs, as well as those that reduce driver distractions and proactively mitigate the risk of a crash occurring. Examples of new and alternative technologies that incorporate sophisticated detection and advanced software for collision avoidance technologies, include lane departure warning systems, adaptive cruise control, driver awareness and automatic braking.

Green.    The second mega-trend, “Green,” represents technologies designed to help reduce emissions, increase fuel economy and minimize the environmental impact of vehicles. Green is a key mega-trend today because of the convergence of several issues: climate change, higher oil prices, increased concern about oil dependence and recent and pending regulation in the U.S. and overseas regarding fuel economy and carbon dioxide emissions. OEMs continue to focus on improving fuel efficiency and reducing emissions in order to meet increasingly stringent regulatory requirements in various markets. On a worldwide basis, the relevant authorities in the European Union, the United States, China, India, Japan, Brazil, South Korea and Argentina have already instituted regulations requiring further reductions in emissions and/or increased fuel economy through 2016. In many cases, other authorities have initiated legislation or regulation that would further tighten the standards through 2020 and beyond. Based on the current regulatory environment, we believe that OEMs including those in the U.S. and China, will be subject to requirements for even greater reductions in CO2 emissions over the next ten years. These standards will require meaningful innovation as OEMs and suppliers are forced to find ways to improve thermal management, engine management, electrical power consumption, vehicle weight and integration of alternative powertrains (e.g., electric/hybrid propulsion). As a result, suppliers are developing innovations that result in significant improvements in fuel economy, emissions and performance from gasoline and diesel internal combustion engines, and permit engine downsizing without loss of performance. At the same time, suppliers are also developing and marketing new and alternative technologies that support hybrid vehicles, electric vehicles and fuel cell products to improve fuel economy and emissions.

Connected.    The third mega-trend, “Connected,” represents technologies designed to seamlessly integrate the highly complex electronic world in which automotive consumers live into the cars they drive, so that time in a vehicle is more productive and enjoyable. The technology content of vehicles continues to increase as consumers demand greater safety, personalization, infotainment, productivity and convenience while driving. Also with increased smart phone usage in vehicles, driver distractions can be dramatically increased, which in turn results in greater risk of accidents. Delphi’s MyFi suite of infotainment products seamlessly integrate smart phones with vehicles allowing greater connectivity to the devices and cloud based content and services. Delphi’s MyFi then couples active safety products to monitor the environment inside and outside the vehicle to help enable connectivity in a safer environment. Coupled with alerts, audio commands and responses, driver awareness can be enhanced and increased connectivity enabled.

We expect these mega-trends to continue to create growth and opportunity for us. We believe we are well-positioned to provide solutions and products to OEMs to expand the electronic and technological content of their vehicles. We also believe electronics integration, which generally refers to products and systems that combine integrated circuits, software algorithms, sensor technologies and mechanical components within the vehicle will allow OEMs to achieve substantial reductions in weight and mechanical complexity, resulting in easier assembly, enhanced fuel economy, improved emissions control and better vehicle performance.

Standardization of Sourcing by OEMs

Many OEMs are adopting global vehicle platforms to increase standardization, reduce per unit cost and increase capital efficiency and profitability. As a result, OEMs are selecting suppliers that have the capability to manufacture products on a worldwide basis as well as the flexibility to adapt to regional variations. Suppliers with global scale and strong design, engineering and manufacturing capabilities, are best positioned to benefit from this trend. OEMs are also increasingly looking to their suppliers to simplify vehicle design and assembly processes to reduce costs. As a result, suppliers that sell vehicle components directly to manufacturers (Tier I suppliers) have assumed many of the design, engineering, research and development and assembly functions traditionally performed by vehicle manufacturers. Suppliers that can provide fully engineered solutions, systems and pre-assembled combinations of component parts are positioned to leverage the trend toward system sourcing.

Shorter Product Development Cycles

As a result of government regulations and customer preferences, OEMs are requiring suppliers to respond faster with new designs and product innovations. While these trends are more prevalent in mature markets, the emerging markets are advancing rapidly towards the regulatory standards and consumer preferences of the more mature markets. Suppliers with strong technologies, robust global engineering and development capabilities will be best positioned to meet OEM demands for rapid innovation.

Recent Developments

We are currently exploring an amendment and restatement of our senior secured credit agreement to lower interest rates and loosen restrictive covenants, and to provide for the suspension of certain covenants, guarantees and security interests in the event our corporate credit is investment-grade rated. The amendment and restatement is not a condition of the offering of the Notes and it is expected to be completed following the completion of this offering. We can provide no assurance that the amendment and restatement of these facilities will be consummated.

Our principal executive offices are located at Courteney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom and our telephone number is 011-44-163-423-4422. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

The offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Delphi Corporation

Securities offered	$800,000,000 aggregate principal amount of 5.00% Senior Notes due 2023

Maturity date	February 15, 2023

Interest rate	5.00% per annum

Interest payment dates	Semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2013

Guarantees	The payment of the principal, premium and interest on the Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the issuer’s ultimate parent, Delphi Automotive PLC, and certain of its existing and future foreign and domestic subsidiaries that guarantee obligations of the issuer under its credit agreement. When and if the Notes are rated investment-grade by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), we will no longer be required to have our subsidiaries guarantee the Notes. See “Description of notes—Guarantees.”

Ranking	The Notes and the guarantees will be the issuer’s and the guarantors’ general unsecured obligations and will:

•	rank equally in right of payment with all of their existing and future senior indebtedness;

•	rank senior in right of payment to all of their future subordinated indebtedness;

•

be effectively subordinated in right of payment to all of their existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including indebtedness under our credit agreement;

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of each of our existing and future subsidiaries that is not the issuer or a guarantor of the Notes.

At December 31, 2012, on an as adjusted basis after giving effect to the offering of the Notes and the application of the estimated net proceeds therefrom to repay a portion of the term loan indebtedness outstanding under our credit agreement, the issuer and the guarantors would have had total indebtedness, excluding discounts and premiums, of $2,395 million, including $595 million of secured debt. Our non-guarantor subsidiaries accounted for $11,467 million, or 73.9%, of our total revenue and $1,067 million, or 72.3%, of our operating income for the year ended December 31, 2012. These non-guarantor subsidiaries had total assets of $7,872 million, or 77.4%, of our total assets and total liabilities of $2,046 million, or 27.9%, of our total liabilities, as of December 31, 2012. See note 20 to our audited consolidated financial statements included in our Annual Report on Form 10-K, incorporated by reference herein.

Optional redemption	At any time on or before February 15, 2018, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes we redeem, plus a make-whole premium. On or after February 15, 2018, we may redeem the Notes at the redemption price specified herein. In addition, on or prior to February 15, 2016, we may redeem up to 35% of the Notes with the proceeds of certain equity offerings. We also will pay any accrued and unpaid interest to, but excluding, the redemption date.

See “Description of notes—Optional redemption.”

Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These covenants are subject to important exceptions and qualifications described under the heading “Description of notes—Certain covenants.”

Use of proceeds	We expect to use the net proceeds from this offering to repay a portion of the term loan indebtedness outstanding under our credit agreement and for general corporate purposes. For more information about our use of proceeds from this offering, see “Use of proceeds.”

Conflicts of interest

Affiliates of certain of the underwriters are agents and/or lenders under our credit agreement and will receive some of the net proceeds from this offering pursuant to the repayment of indebtedness outstanding under our credit agreement. Because we intend to use some of the net proceeds from this offering to reduce indebtedness owed by us under our credit agreement, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of indebtedness outstanding under our credit agreement is considered by the Financial Industry Regulatory Authority (“FINRA”) to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with FINRA Rule 5121. As a result of this conflict of interest and in accordance with Rule 5121, The Williams Capital Group, L.P. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. We have agreed to indemnify The Williams Capital Group, L.P. against certain liabilities incurred in connection with it acting as qualified independent underwriter in this offering, including liabilities under the Securities Act. See “Underwriting (conflicts of interest).”

Absence of a public market for the Notes	The Notes will be a new issue of securities and there is currently no established trading market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the Notes without notice. We do not intend to list the Notes on any securities exchange or to arrange for the Notes to be quoted on any automated dealer quotation system.

Risk Factors	Investing in the Notes involves substantial risk. Please read “Risk factors” beginning on page S-11 of this prospectus supplement and page 14 of our annual report on Form 10-K for the year ended December 31, 2012 incorporated by reference herein for a discussion of certain factors you should consider in evaluating an investment in the Notes.

Summary historical consolidated financial data

The following selected consolidated financial data of the Company has been derived from the audited consolidated financial statements of the Company and should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2012 incorporated by reference herein.

	Year ended December 31,
	2012	2011	2010

	(dollars in millions)

Statements of Operations data:
Net sales	$15,519	$16,041	$13,817
Depreciation and amortization	486	475	421
Operating income	1,476	1,644	940
Interest expense	(136)	(123)	(30)
Income from continuing operations	1,160	1,223	703
Net income	1,160	1,223	703

Other financial data:
Capital expenditures	705	630	500
EBITDA(1)	1,962	2,119	1,361
Adjusted EBITDA(1)	2,142	2,150	1,633
EBITDA margin(2)	12.6%	13.2%	9.9%
Adjusted EBITDA margin(2)	13.8%	13.4%	11.8%
Net cash provided by operating activities.	1,478	1,377	1,142
Net cash (used in) investing activities .	(1,631)	(10)	(911)
Net cash (used in) financing activities.	(105)	(3,194)	(126)

	As of December 31, 2012
	Historical	As adjusted(3)

	(dollars in millions)

Balance sheet and employment data:
Cash and cash equivalents	$1,105	$1,122
Total assets	$10,176	$10,175
Total debt	$2,464	$2,492
Working capital(4)	$1,213	$1,213
Shareholders’ equity	$2,830	$2,801
Global employees(5)	118,000	118,000

(1)	Our management utilizes net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income, net of tax (“EBITDA”) to evaluate performance. EBITDA was used as a performance indicator for the year ended December 31, 2012.

Through December 31, 2010, our management relied on Adjusted EBITDA as a key performance measure. Our management believed that net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense, equity income, net of tax, transformation and rationalization charges related to plant consolidations, plant wind-downs and discontinued operations (“Adjusted EBITDA”) was a meaningful measure of performance and it was used by management and the Board of Managers of Delphi Automotive LLP to analyze Company and stand-alone segment operating performance and for planning and forecasting purposes. Effective

January 1, 2011, our management began utilizing EBITDA as a key performance measure because our restructuring was substantially completed in 2010. EBITDA and Adjusted EBITDA should not be considered substitutes for results prepared in accordance with U.S. GAAP and should not be considered alternatives to net income (loss) attributable to the Company, which is the most directly comparable financial measure to EBITDA and Adjusted EBITDA that is in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA, as determined and measured by us, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of Adjusted EBITDA to EBITDA includes other transformation and rationalization costs related to (1) the implementation of information technology systems to support finance, manufacturing and product development initiatives, (2) certain plant consolidations and closures costs, (3) consolidation of many staff administrative functions into a global business service group and (4) the on-going integration costs related to the acquisition of the Motorized Vehicles Division of FCI Group (“MVL”) on October 26, 2012. The reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to the Company follows:

	Year ended December 31,
	2012	2011	2010

	(in millions)

Adjusted EBITDA	$2,142	$2,150	$1,633
Employee termination benefits and other exit costs	(171)	(31)	(224)
Other transformation and rationalization costs	(9)	—	(48)

EBITDA	$1,962	$2,119	$1,361

Depreciation and amortization	(486)	(475)	(421)

Operating income	$1,476	$1,644	$940

Interest expense	(136)	(123)	(30)
Other (expense) income, net	5	(15)	34

Income from continuing operations before income taxes and equity income	1,345	1,506	944
Income tax (expense) benefit	(212)	(305)	(258)
Equity income (loss), net of tax	27	22	17

Net income	$1,160	$1,223	$703

Net income attributable to noncontrolling interest	83	78	72

Net income attributable to the Company	$1,077	$1,145	$631

(2)	EBITDA margin is defined as EBITDA as a percentage of revenues. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues.

(3)	Gives effect to this offering and the expected application of proceeds therefrom. See “Capitalization.”

(4)	Working capital is calculated herein as accounts receivable plus inventories less accounts payable.

(5)	Excludes temporary and contract workers. As of December 31, 2012, we employed approximately 37,000 temporary and contract workers.

Risk factors

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the Notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended December 31, 2012 incorporated by reference herein.

Risks related to the Notes

Our debt exposes us to certain risks.

As of December 31, 2012, after giving effect to this offering and the expected use of proceeds therefrom, our total indebtedness would have been $2,492 million. Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under our credit agreement are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. For example, we have $1.3 billion of available borrowings under our revolving credit facility as of December 31, 2012. Although the indenture governing our 5.875% Senior Notes due 2019 (the “2019 Notes”) and our 6.125% Senior Notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Existing Notes”) and our credit agreement contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with such restrictions could be substantial. Additionally, the Notes offered hereby contain no restrictive covenants on our ability to incur more debt. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future and our ability to borrow under our credit agreement to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If economic conditions worsen, or fail to improve significantly, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under our indebtedness.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit agreement will be adequate to meet our future liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

Restrictive covenants in the indenture governing the Notes, the indenture governing the Existing Notes and our credit agreement may restrict our ability to pursue our business strategies.

The indenture governing the Notes will contain various covenants that limit our ability to engage in certain transactions. See “Description of notes—Certain covenants.” In addition, the indenture governing the Existing Notes and our credit agreement contain other and more restrictive covenants that limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends or make distributions;

•	enter into new lines of businesses;

•	consolidate, merge, sell or liquidate or dissolve;

•	enter into transactions with our affiliates; and

•	incur liens.

In addition, our credit agreement requires us to maintain a maximum consolidated leverage ratio. Our ability to meet that ratio can be affected by events beyond our control, and we cannot assure you that we will be able to meet it.

These restrictions may restrict our financial flexibility, limit any strategic initiatives, restrict our ability to grow or limit our ability to respond to competitive changes. As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully execute our strategy and operate our business.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our credit agreement or under the indenture governing the Existing Notes, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent us from paying principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our credit agreement and in the indenture governing the Existing Notes, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our credit agreement, including a failure to satisfy the maximum consolidated leverage ratio:

•

the lenders under our credit agreement could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against their collateral and they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your rights as a holder of the Notes are effectively subordinated to claims of creditors of our subsidiaries that are not obligors under the Notes.

Some, but not all, of our subsidiaries will guarantee the Notes and most of our operations are conducted by subsidiaries that are not obligors under the Notes. You will be creditors of only Delphi Automotive PLC, the issuer and our subsidiaries that guarantee the Notes. In the case of subsidiaries that are not guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors, debtholders and preferred stockholders, if any, will be effectively senior to your claim as a holder of the Notes and related guarantees. Subject to limitations in our credit agreement, the indenture governing the Existing Notes and the indenture governing the Notes, non-guarantor subsidiaries may incur significant additional indebtedness in the future (and may incur other liabilities without limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Our non-guarantor subsidiaries accounted for $11,467 million, or 73.9%, of our total revenue and $1,067 million, or 72.3%, of our operating income for the year ended December 31, 2012. These non-guarantor subsidiaries had total assets of $7,872 million, or 77.4%, of our total assets and total liabilities of $2,046 million, or 27.9%, of our total liabilities, as of December 31, 2012. For additional information, see Note 20 to our audited consolidated financial statements in our Annual Report on Form 10-K, incorporated by reference herein.

The subsidiary guarantees of the Notes will be released upon certain conditions.

Our subsidiaries that provide, or will provide, guarantees of the Notes will be automatically released from such guarantees upon the occurrence of certain events, including upon:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of such subsidiary’s guarantee of indebtedness under our credit agreement;

•	the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor; or

•	the exercise by us of our discharge or defeasance rights.

Additionally, when and if the Notes are rated investment-grade by each of Moody’s and Standard & Poor’s, we will no longer be required to have our subsidiaries guarantee the Notes. If after the subsidiary guarantees are released, Moody’s or Standard & Poor’s were to withdraw or downgrade its ratings of the Notes to a non-investment grade level, the subsidiary guarantees would be reinstated and the holders of the Notes would again have the protection of the guarantees.

If any such subsidiary guarantee is released, no holder of the Notes will have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock if any, whether secured or unsecured, of such subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of notes—Guarantees” and “Description of notes—Future guarantors.”

The Notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control.

We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “change of control” as defined in the indenture governing the Notes. Under the indenture, upon the occurrence of a defined change of control, the issuer will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. Additionally, our credit agreement restricts our ability to redeem or repurchase the Notes. The issuer’s failure to make or complete a change of control offer would place us in default under the indenture governing the Notes. In addition, certain change of control events are an event of default under our credit agreement, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

The Notes are not secured by any of our assets. However, our credit agreement is secured and, therefore, our lenders thereunder have a prior claim on our and certain of our subsidiaries’ assets.

The Notes are not secured by any of our assets and, therefore, are effectively subordinated to all secured obligations of the issuer and the guarantors to the extent of the value of the security securing such obligations. Obligations of the issuer and the guarantors under our credit agreement are secured by a substantial portion of their assets. As of December 31, 2012, we had $1,339 million of outstanding indebtedness under our credit agreement and $1.3 billion of available borrowings under our revolving credit facility. If we become insolvent or are liquidated, or if the loans under our credit agreement are accelerated, the lenders thereunder will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, those lenders have a prior claim on the above assets. In that event, because the Notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy claims of holders of the Notes in full. In addition, the terms of the Notes allow us and our guarantor subsidiaries to secure significant amounts of additional debt with our assets, all of which would effectively be senior to the Notes.

The indenture contains only limited covenants for the benefit of the Notes.

The indenture governing the Notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of notes—Certain covenants.” In light of these exceptions, holders of the Notes may be structurally or contractually subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends. We currently have a repurchase program in place and have announced that we are considering the institution of a dividend, with the timing and amount subject to our Board of Directors’ determination.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantees.

The issuance of the Notes and the guarantees may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the issuance or guarantee of the Notes would generally be a fraudulent conveyance if (1) the issuer or the guarantors issued the Notes or provided the guarantees with the actual intent of hindering, delaying or defrauding creditors or (2) the issuer or the guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the Notes or guarantee, as applicable, and, in the case of (2) only, one of the following is also true:

•	the issuer or such guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the Notes or the applicable guarantee left the issuer or such guarantor with an unreasonably small amount of capital to carry on its business; or

•	the issuer or such guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature or become due.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of the issuer or such guarantor, or require the holders of the Notes to repay any amounts received. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes.

To the extent that the proceeds from this offering of Notes are used to refinance debt that was incurred to repurchase the equity of Delphi Automotive LLP, our ultimate parent company prior to the completion of our initial public offering, a court could conclude that the Notes were issued for less than reasonably equivalent value or fair consideration.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the issuer or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes or the guarantees would not be subordinated to any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.

The indenture will limit the obligations of each guarantor under its guarantee to the maximum amount that would be enforceable under applicable law in order to avoid invalidation of the guarantees. However, we cannot assure you that a court would give effect to such provisions.

An active trading market may not develop for these Notes, which may make it more difficult to sell and accurately price the Notes.

The Notes are a new issue of securities. There is no established public trading market for the Notes, and an active trading market may not develop. The underwriters have advised us that they intend to make a market in the Notes after we complete this offering. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, we cannot assure that an active trading market will develop for the Notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal or a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $789 million, after deducting the underwriters’ discount and our estimated offering expenses.

We expect to use the estimated net proceeds from this offering to repay a portion of the term loan indebtedness outstanding under our credit agreement and for general corporate purposes. As of December 31, 2012, our credit agreement includes a tranche A term loan in an amount of $567 million that matures on March 31, 2016 and a tranche B term loan in an amount of $772 million that matures on March 31, 2017. As of December 31, 2012, the effective interest rate of the tranche A term loan was 2.25% and the effective interest rate of the tranche B term loan was 3.50%. See “Description of certain indebtedness—Credit Agreement.”

Affiliates of certain of the underwriters are agents and/or lenders under our credit agreement and, accordingly, are expected to receive a substantial portion of the proceeds from this offering. Please see “Underwriting (conflicts of interest).”

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2012 on an actual basis and on an as-adjusted basis to give effect to the issuance of the Notes offered by this prospectus supplement, after deducting the underwriters’ discount and estimated offering expenses, and the application of the net proceeds from the sale of the Notes as described in “Use of proceeds” in this prospectus supplement. This table should be read in conjunction with the audited consolidated financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	Actual	As adjusted

	(in millions)
Cash and Cash Equivalents	$1,105	$1,122
Restricted Cash	8	8

Debt
Accounts receivable factoring	19	19
Senior Credit Agreement(1)	1,339	567
5.875% senior notes due 2019	500	500
6.125% senior notes due 2021	500	500
5.00% senior notes due 2023 offered hereby	—	800
Capital leases and other debt(2)	106	106

Total debt	2,464	2,492
Total shareholders’ equity	2,830	2,801	(3)

Total capitalization	$5,294	$5,293

(1)	As of December 31, 2012, we had $1.3 billion of available borrowings under our revolving credit facility.

(2)	Capital leases and other debt is comprised of $90 million of short-term debt and $16 million of other long-term debt.

(3)	Reflects write-off of deferred financing fees and original issue discount in connection with the repayment of debt with proceeds of this offering.

Description of notes

Definitions of certain terms used in this Description of notes may be found under the heading “—Certain definitions.” For purposes of this section, the term “Company” refers only to Delphi Automotive LLP (and its successors) and not to any of its Subsidiaries; the term “Issuer” refers only to Delphi Corporation and not to any of its Subsidiaries; the term “Parent” refers only to Delphi Automotive PLC and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to the Company and, unless the context otherwise requires, its Subsidiaries. The Notes will be initially guaranteed by Parent, the Company, Delphi Automotive Holdings US Limited, a direct Subsidiary of the Company and the direct holding company of the Issuer, and all of the Issuer’s Subsidiaries that are guarantors under the Credit Agreement on the Issue Date. Each Subsidiary of the Company which guarantees the Notes is referred to in this section as a “Subsidiary Guarantor” and the Subsidiary Guarantors together with the Company and Parent are collectively referred to as the “Guarantors.” Each guarantee by a Guarantor is termed a “Note Guarantee.”

We will issue the 5.00% senior notes due 2023 (the “Notes”) under a base indenture, to be dated as of February 14, 2013 (the “Base Indenture”), and a supplemental indenture, to be dated as of February 14, 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as a registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer and of each Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth above under the heading “Where you can find more information.”

Overview of the Notes

The Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be senior in right of payment to all future Subordinated Obligations of the Issuer;

•

will be effectively junior to all existing and future Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness, and all Indebtedness, if any, of Subsidiaries of the Issuer that are not Subsidiary Guarantors; and

•	will be guaranteed on an unsecured senior basis by each Guarantor.

Principal, maturity and interest

The Issuer will initially issue the Notes in an aggregate principal amount of $800,000,000. The Notes will mature on February 15, 2023. The Notes will bear interest at a rate of 5.00% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for.

The Issuer will pay interest on the Notes semiannually to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. The first interest payment date for the Notes will be August 15, 2013.

We will issue the Notes in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Indenture may be used for future issuances

The Notes are referred to herein as a “series” of Notes. Additional Notes of the same series as the Notes having identical terms and conditions to the Notes that the Issuer is currently offering (the “Additional Notes”) may be issued under the Indenture from time to time; provided, however, that if such Additional Notes are not fungible with the other Notes of the same series for U.S. federal income tax purposes, such Additional Notes will not have the same “CUSIP” number as the other Notes. Any Additional Notes will be part of the same series as the Notes that the Issuer is currently offering and will vote on all matters with the Notes. We may also issue notes of different series under the Indenture from time to time.

Paying agent and registrar

The Issuer will pay the principal of, premium, if any, and interest on the Notes at any office of the Issuer or any agency designated by the Issuer. The Issuer has initially designated Deutsche Bank Trust Company Americas to act as the agent of the Issuer in such matters. The Issuer however, reserves the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global Notes, by wire transfer.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. However, the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional redemption

Except as set forth under this section, the Issuer may not redeem the Notes prior to February 15, 2018. On or after this date, the Issuer may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Redemption price

2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%

Prior to February 15, 2016, the Issuer may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 105.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Issuer must be made within 120 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Additionally, prior to February 15, 2018, the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on February 15, 2018 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through February 15, 2018 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date; and as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation shall not be a duty of obligation of the Trustee or the Registrar and Paying Agent.

“Adjusted Treasury Rate” means, with respect to any redemption date for the Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 15 , 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to February 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to February 15, 2018.

Selection

If the Issuer partially redeems the Notes, the Registrar and Paying Agent, subject to the procedures of The Depository Trust Company, will select the Notes to be redeemed on a pro rata basis, by lot or by such other method in accordance with the procedures of The Depository Trust Company, although no Note less than $2,000 in original principal amount will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Registrar and Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent, including consummation of a related Equity Offering.

Note guarantees

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee and the Registrar and Paying Agent) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Each of the Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Issuer will cause each new Domestic Subsidiary of the Issuer that is a guarantor of Indebtedness of the Issuer or a Guarantor under the Credit Agreement or any other Credit Facilities, in each case with an aggregate principal amount of at least $500.0 million (“Material Indebtedness”) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. In addition, the Issuer will cause each Foreign Subsidiary that becomes a guarantor of any Material Indebtedness of the Issuer or a Domestic Subsidiary of the Issuer to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. See “—Certain covenants—Future guarantors” below.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Note Guarantee of a Subsidiary Guarantor also will be released with respect to the Notes:

(1) upon (i) the sale or other disposition (including by way of consolidation, merger, disposition or otherwise) of Capital Stock of such Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) the sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor;

(2) if such Subsidiary Guarantor no longer guarantees or is otherwise obligated under (or concurrently with such release, will no longer guarantee or otherwise be obligated under) Material Indebtedness;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(4) if the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes as described under “—Defeasance” or if the Issuer’s obligations with respect to the Notes are discharged in accordance with the terms of the Indenture.

Ranking

The indebtedness evidenced by the Notes and the Note Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Issuer and the Guarantors, respectively.

The Notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer (including obligations with respect to the Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

As of December 31, 2012 after giving effect to the offering of the Notes and the application of proceeds therefrom, there was outstanding:

(1) $2,395 million of Senior Indebtedness of Parent, the Issuer and the Guarantors of which $595 million was secured (exclusive of unused commitments under the Credit Agreement); and

(2) $2,046 million of total Indebtedness and other liabilities of the Subsidiaries of Parent, other than the Issuer and those Subsidiaries that are Guarantors.

Parent currently conducts substantially all of its operations through its Subsidiaries. To the extent such Subsidiaries are not the Issuer or Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Parent, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of Parent that are not the Issuer or Guarantors.

As of December 31, 2012, and for the year ended December 31, 2012, the Subsidiaries of Parent, other than the Issuer and those Subsidiaries that are Guarantors, had total assets of $7,872 million, net sales of $11,467 million and generated operating income of $1,067 million.

The Indenture does not limit the incurrence of indebtedness by Parent, the Company or any of its Restricted Subsidiaries. Parent and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness and, subject to certain limitations, may be secured. See “—Certain covenants—Limitation on liens” below.

The Notes will rank equally in all respects with all other Senior Indebtedness of the Issuer. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any transaction occurs (including a merger or consolidation of the Company) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the Issuer ceases to be a direct or indirect wholly owned Subsidiary of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect Subsidiary (the “Sub Entity”) of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if the Notes have been or are called for redemption by the Issuer prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuer and the underwriters. Management of Parent has no present intention to engage in a transaction involving a Change of Control, although it is possible that Parent would decide to do so in the future. Subject to the limitations discussed below, Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Parent’s capital structure or credit ratings.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of Parent and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under the Credit Agreement or such other Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer or restrictions contained in the Credit Agreement or the applicable agreements governing such other Senior Indebtedness. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will provide the Trustee and Holders and prospective Holders within the time periods specified in the SEC’s rules and regulations for non-accelerated filers, copies of:

•	annual reports on Form 10-K, or any successor or comparable form, of the Company containing the information required to be contained therein, or required in such successor or comparable form;

•	quarterly reports on Form 10-Q of the Company, containing the information required to be contained therein, or any successor or comparable form; and

•	from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form, of the Company.

Notwithstanding whether the Company is subject to the periodic reporting requirements of the Exchange Act, the Company will nevertheless continue filing the reports specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in the preceding paragraph with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In the event that any direct or indirect parent company of the Company (of which the Company is a wholly owned Subsidiary) is or becomes a Guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing information (or filing it with the SEC) relating to such direct or indirect parent company.

Under the Indenture, the Issuer will be deemed to satisfy its obligations under this covenant upon Parent (or any other direct or indirect parent company of the Issuer that is or becomes a Guarantor of the Notes, in lieu of Parent) furnishing or filing the foregoing information with the SEC.

Future guarantors

The Issuer will cause each new Domestic Subsidiary of the Issuer that is a guarantor of any Material Indebtedness of the Issuer or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Note Guarantee. In addition, the Issuer will cause each Foreign Subsidiary of the Company that becomes a guarantor of any Material Indebtedness of the Issuer or any Domestic Subsidiary of the Issuer to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Note Guarantee. Additionally, the Company, at its option, may cause any direct or indirect parent company of the Company to become a Guarantor.

Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under this “Future guarantors” covenant (the “Suspended Covenant”) and all Note Guarantees by Subsidiaries of the Issuer shall be released.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenant for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events and all Subsidiaries of the Issuer whose Note Guarantees had been released on the Suspension Date shall be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenant may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenant during the Suspension Period.

Limitation on sale and leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1) the Sale and Leaseback Transaction is solely with the Issuer or a Guarantor (other than Parent);

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (21) of the definition of “Permitted Liens”, without equally and ratably securing the Notes then outstanding under the Indenture, to create, Incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) the Company or such Restricted Subsidiary within 360 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (i) the permanent retirement of Notes, other Indebtedness of the Issuer ranking on a parity with the Notes or Indebtedness of the Company or a Restricted Subsidiary or (ii) the purchase of property; or

(5) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Indebtedness secured by Liens on properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (21) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Merger and consolidation

The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company or limited liability partnership organized and existing under the laws of (x) the United States of America or any State thereof or the District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands, provided that if the Successor Company is organized outside of the United States of America, any State thereof or the District of Columbia, the Issuer shall enter into a supplemental indenture to the Indenture that includes a provision for the payment of additional amounts to Holders (subject to customary exceptions) in the event that the organization of the Successor Company in such jurisdiction will result in tax withholding or deduction, or otherwise result in taxes, fees, duties, assessments or governmental charges, for payments to Holders under the terms of Notes in such jurisdiction (which such provision shall be certified by the Company to the Trustee as customary), and provided further, the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Indenture and the Notes (and, if the Successor Company is not a corporation, the Company shall cause a corporate co-issuer to become a co-obligor on the Notes);

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not and will not permit any other Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or a Restricted Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or that has transferred or leased all or substantially of its assets to another Person or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving the Company, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding clause (2) of the first paragraph above or clause (B) of the immediately preceding paragraph:

(A) any Restricted Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor;

(B) any Restricted Subsidiary of the Company (other than the Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor; and

(C) the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

Defaults

Each of the following is an Event of Default with respect to the Notes:

(1) a default in any payment of interest on the Notes when due and payable continued for 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Issuer or any Guarantor to comply with its obligations under the covenant described under “—Certain covenants—Merger and consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenants described under “—Change of control” or “—Certain covenants” (other than “—Certain covenants—Reports”) above (in each case, other than a failure to purchase Notes);

(5) the failure by the Company or any Restricted Subsidiary to comply for 90 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Restricted Subsidiary to pay the principal amount of any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $300.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”); and

(8) any Note Guarantee of the Company or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6) or (8) will not constitute an Event of Default with respect to any Notes until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (8) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived (and the related declaration of acceleration rescinded or annulled) by the holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect to the Notes and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture or the Notes may be amended as it relates to the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class and any past default or compliance with any provisions with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of the Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the scheduled date at which any Note may be redeemed as described under “—Optional redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) release the Note Guarantee of any Significant Subsidiary (or group of Subsidiaries in a transaction or series of related transactions that would together constitute a Significant Subsidiary).

Without the consent of any Holder of the Notes, the Issuer, the Guarantors and the Trustee, as applicable, may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) add additional Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company or the Issuer for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company or the Issuer;

(6) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and

(B) such amendment does not materially affect the rights of Holders to transfer Notes;

(7) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(8) to establish the form or forms or terms of notes of any series as permitted under the provisions of the Indenture relating to the issuance of notes in series;

(9) convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “—Certain covenants—Limitation on liens”;

(10) conform any provision of the Indenture or the Notes to this “Description of notes”; or

(11) make any other change that does not adversely affect the rights of any Holder in any material respect.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

A Holder will be able to transfer or exchange Notes in accordance with the restrictions set forth in the Indenture. Upon any transfer or exchange, the Registrar and Paying Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Satisfaction and discharge

When (1) the Issuer delivers to the Trustee or Registrar and Paying Agent all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date as a result of the delivery by the Issuer of a notice of irrevocable redemption to the Trustee or Registrar and Paying Agent and, in the case of clause (2), the Issuer deposits with the Trustee or Registrar and Paying Agent funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Issuer pays all other sums payable under the Indenture by the Issuer with respect to the Notes, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes.

Defeasance

The Issuer may, as described below, at any time terminate all its and the Guarantors’ obligations under the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Issuer may, as described below, at any time terminate:

(1) its obligations under the covenants described under “—Change of Control” and “—Certain covenants,” and

(2) the operation of the cross acceleration provision and the bankruptcy provisions (other than with respect to the Issuer) described under “—Defaults” above (“covenant defeasance” and such provisions the “defeased provisions”).

In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in, or resulting from a breach of, the defeased provisions.

In order to exercise either defeasance option with respect to the Notes, the Company must deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee and the Registrar and Paying Agent

Wilmington Trust, National Association is the Trustee under the Indenture and Deutsche Bank Trust Company Americas has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA. The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Notes” has the meaning given to such term under “—Indenture may be used for future issuances.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Board of Directors” means the board of directors of Parent or any committee thereof duly authorized to act on behalf of the board of directors of Parent.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Total Assets” means, at any time, the total Consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means, the Amended and Restated Credit Agreement, dated as of September 14, 2012 by and among the Company, Parent, Delphi Automotive Holdings US

Limited, the Issuer, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Restricted Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 91 days after the Stated Maturity of the Notes; provided that only the portion of such Capital Stock that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Stock and Capital Stock will not constitute Disqualified Stock (i) solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if the terms thereof specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the Notes as required by the Indenture or (ii) if the terms thereof prohibit repurchase or redemption if prohibited by the Indenture.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company or, to the extent contributed to the capital of the Company, any direct or indirect parent company of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors. Fair Market Value (other than of any asset with a public trading market) of any asset or property (or group of assets or property subject to an event giving rise to a requirement under the Indenture that “Fair Market Value” be determined) in excess of $150.0 million shall be determined by the Board of Directors or a duly authorized committee thereof.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary Guarantor, the Company, Parent, Delphi Automotive Holdings US Limited and any future parent company of the Issuer that provides a Note Guarantee under the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement or any hedging agreement entered into in connection with the issuance of convertible debt.

“Holder” means the Person in whose name a Note is registered on the Registrar and Paying Agent’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Indebtedness of other Persons of the type referred to in clauses (1) through (3) secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons; and

(5) all obligations of the type referred to in clauses (1) through (3) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to the Notes, interest on the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s shall cease to provide a rating of the Notes, an equivalent rating by any other Rating Agency.

“Issue Date” means the date Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee, Registrar and Paying Agent or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Guarantor pursuant to the terms of the Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of Parent. “Officer” of the Issuer or any other Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or a Guarantor.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1,500 million and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements are available (but calculated on a pro forma basis for any acquisition or disposition of a Person or business occurring after such date and on or prior to the date of determination);

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date (including Liens securing the full amount of revolving commitments and loans outstanding under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the Notes other than the Tranche B Term Loans (as defined in the Credit Agreement)) and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that the Company designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such

Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by it));

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are entered into to hedge risks with respect to the Issuer’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure or in connection with the issuance of convertible debt and not entered into for speculative purposes;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(15) judgment Liens not giving rise to an Event of Default;

(16) Liens securing Obligations other than Indebtedness for borrowed money and not materially detracting from the value of the assets and properties of the Company and its Restricted Subsidiaries;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(18) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract and Liens in respect of Cash Management Obligations;

(19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods;

(21) Liens (i) on Capital Stock and assets of Restricted Subsidiaries (other than Guarantors) securing Indebtedness of a Restricted Subsidiary (other than a Guarantor) and (ii) securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(22) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (22), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on clause (5) under “––Certain covenants––Limitation on sale and leaseback transactions,” does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (22) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (22) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (22).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities that is not intended to constitute a receivables financing (as determined in good faith by the Company) shall not be deemed a Qualified Receivables Transaction.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivables Entity” means (a) a Subsidiary of the Company which is designated by the Company as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Company or any Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Company shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn)) (plus fees and expenses, including any premium and defeasance costs).

“Restricted Subsidiary” means any Subsidiary of the Company (including, without limitation, the Issuer) other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Senior Indebtedness” of the Issuer or any Guarantor, as the case may be, means any Indebtedness (other than Indebtedness owing to the Company or a Subsidiary) that is not subordinated in right of payment to the Notes and the Guarantees thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction (as determined in good faith by the Company).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the Notes. “Subordinated Obligation” of a Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein, all references to any Subsidiary shall be to a Subsidiary of the Company. For the avoidance of doubt, BDWY, a Chinese corporation, is a Subsidiary of the Company pursuant to its governance structure as in effect on the Issue Date.

“Subsidiary Guarantor” means any Subsidiary of the Company that has issued a Note Guarantee.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor or assignee replaces it and, thereafter, means the successor or assignee.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of the indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Issuer or any direct or indirect parent company of the Issuer to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total Consolidated assets of $1,000 or less at the time of such designation.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default shall have occurred and shall be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Description of certain indebtedness

We summarize below the principal terms of the agreements that govern our current long term indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the applicable agreements, copies of which have been filed with the SEC.

Credit agreement

Delphi Corporation is party to a credit agreement (as amended, the “Credit Agreement”) that consists of a $1.3 billion 5-year senior secured revolving credit facility (the “Revolving Credit Facility”), a senior secured 5-year term A loan in an amount of $567 million (the “Tranche A Term Loan”) and a senior secured 6-year term B loan in an amount of $772 million (the “Tranche B Term Loan”). The Revolving Credit Facility was undrawn at December 31, 2012. As of December 31, 2012, we had approximately $9 million in letters of credit issued under the Credit Agreement. Letters of credit issued under the Credit Agreement reduce availability under the Revolving Credit Facility.

The Credit Agreement carries an interest rate, at the issuer’s option, of either (a) the Administrative Agent’s Alternate Base Rate (“ABR” as defined in the Credit Agreement) plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 1.00% per annum or (ii) with respect to the Tranche B Term Loan, 1.50% per annum, or (b) the London Interbank Offered Rate (the “Adjusted LIBO Rate” as defined in the Credit Agreement) (“LIBOR”) plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 2.00% per annum or (ii) with respect to the Tranche B Term Loan, 2.50% per annum. The Tranche B Term Loan includes a LIBOR floor of 1.00%.

The interest rate period with respect to London Interbank Offered Rate (“LIBOR”) interest rate options can be set at one-, two-, three-, or six-months as selected by the issuer in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. The issuer may elect to change the selected interest rate over the term of the Credit Facilities in accordance with the provisions of the Credit Agreement. As of December 31, 2012, the issuer selected the one-month LIBOR interest rate option, as detailed in the table below, and the amounts outstanding, net of the discount (in millions) and rates effective as of December 31, 2012 were based on our current credit rating and applicable margin for the Credit Agreement:

	LIBOR plus	Borrowings as of December 31, 2012	Rates effective as of December 31, 2012
Revolving Credit Facility	2.00%	$—	—%
Tranche A Term Loan	2.00%	567	2.25%
Tranche B Term Loan	2.50%	772	3.50%	*

*	Includes LIBOR floor of 1.00%.

The applicable interest rates listed above for the Revolving Credit Facility and the Tranche A Term Loan may increase or decrease from time to time in increments of 0.25% or 0.5%, up to a maximum of 1.0%, based upon changes to our corporate credit ratings. Accordingly, the interest rate will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in our corporate credit ratings. The Credit Agreement also requires that the Issuer pay certain commitment fees on the unused portion of the Revolving Credit Facility and certain letter of credit issuance and fronting fees.

The issuer is obligated to make quarterly principal payments throughout the terms of the Tranche A and Tranche B Term Loans according to the amortization schedule in the Credit Agreement. Borrowings under the Credit Agreement are prepayable at the issuer’s option without premium or penalty, provided that any prepayment of the Tranche B Term Loan is accompanied by a pro rata payment of the Tranche A Term Loan (based on the respective amounts then outstanding). The issuer may request that all or a portion of the term loans be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such term loans under certain conditions. In conjunction with repayments made during the year ended December 31, 2011, all quarterly principal payment obligations prior to maturity had previously been satisfied for the Tranche B Term Loan. The Credit Agreement also contains certain mandatory prepayment provisions in the event the Company generates excess cash flow (as defined in the Credit Agreement) or we receive net cash proceeds from non-ordinary course asset sales, casualty events and certain debt offerings. No mandatory prepayments, under these provisions, have been made or are due through December 31, 2012.

The Credit Agreement contains certain covenants that limit, among other things, our (and our subsidiaries’) ability to incur additional indebtedness or liens, to dispose of assets, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of the Company’s equity interests. In addition, the Credit Agreement requires that we maintain a consolidated leverage ratio (the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the Credit Agreement) of less than 2.75 to 1.0. The Credit Agreement also contains events of default customary for financings of this type. We were in compliance with the Credit Agreement covenants as of December 31, 2012.

All obligations under the Credit Agreement are borrowed by Delphi Corporation and jointly and severally guaranteed by its direct and indirect parent companies and by certain of Delphi Automotive PLC’s existing and future direct and indirect subsidiaries, subject to certain exceptions set forth in the Credit Agreement. All obligations under the Credit Agreement, including the guarantees of those obligations, are secured by certain assets of Delphi Corporation and the guarantors, including substantially all of the assets of us, and our U.S. subsidiaries, and certain assets of the issuer’s direct and indirect parent companies.

We are currently exploring an amendment and restatement of our Credit Agreement to lower interest rates and loosen restrictive covenants, and to provide for the suspension of certain covenants, guarantees and security interests in the event our corporate credit is investment-grade rated. The amendment and restatement is not a condition of the offering of the Notes and it is expected to be completed following the completion of this offering. We can provide no assurance that the amendment and restatement of these facilities will be consummated.

Senior notes

On May 17, 2011, Delphi Corporation issued $500 million of 5.875% senior notes due 2019 and $500 million of 6.125% senior notes due 2021 (the “Existing Notes”). The Existing Notes are fully and unconditionally guaranteed, jointly and severally, by us and certain of our existing and future subsidiaries, each of which will guarantee the Notes offered hereby. Interest is payable semi-annually on May 15 and November 15 of each year to holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date.

The indenture governing the Existing Notes limits, among other things, our (and our subsidiaries’) ability to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities. As of December 31, 2012, we were in compliance with the provisions of the Existing Notes.

Delphi Corporation may, at its option, redeem all or, from time to time, part of the 2019 Notes at any time on or after May 15, 2014 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption. Delphi Corporation may, at its option, redeem all or, from time to time, part of the 2021 Notes at any time on or after May 15, 2016 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to May 15, 2014, Delphi Corporation may, at its option, on any one or more occasions redeem up to 35% of the 2019 Notes and 35% of the 2021 Notes (each including additional notes) with the proceeds of certain equity offerings. Delphi Corporation may, at its option, redeem all or part of the 2019 Notes at any time prior to May 15, 2014 and all or part of the 2021 Notes at any time prior to May 15, 2016, at a price equal to 100% of the principal amount plus a “make whole” premium plus accrued and unpaid interest, if any, to the date of redemption.

Other financing

Accounts receivable factoring—Various accounts receivable factoring facilities are maintained in Europe and are accounted for as short-term debt. These uncommitted factoring facilities are available through various financial institutions. As of December 31, 2012 and December 31, 2011, $19 million and $54 million, respectively, were outstanding under these accounts receivable factoring facilities.

Capital leases and other—As of December 31, 2012 and December 31, 2011, approximately $106 million and approximately $67 million, respectively, of other debt issued by certain international subsidiaries and capital lease obligations were outstanding.

U.S. federal income tax considerations

The following summary describes material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only if you:

•

purchase the Notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money, and

•	hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are in a category of persons that are subject to special rules, such as:

•	certain financial institutions,

•	insurance companies,

•	dealers in securities,

•	persons holding Notes as part of a hedge, “straddle,” integrated transaction or similar transactions,

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•

pass-through entities (e.g., S corporations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes) or investors who hold the Notes through pass-through entities,

•	tax-exempt entities,

•	former citizens or residents of the United States, or

•	persons subject to the alternative minimum tax.

If you are a partner in an entity that is classified as a partnership for U.S. federal income tax purposes and that holds Notes, your U.S. federal income tax treatment with respect to the Notes will generally depend on your status and upon the activities of the partnership. You and the partnership should each consult your own tax advisor as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws (including unearned income Medicare contribution taxation under Section 1411 of the Code) to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

Possible application of rules governing contingent payment debt instruments

The terms of the Notes provide for payments in excess of stated interest and principal under certain circumstances. For example, in the event of a Change of Control, we would generally be required to offer to repurchase the Notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of notes—Change of control”). Under applicable Treasury Regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the Notes to be treated as “contingent payment debt instruments” (which are subject to special rules, as described below), if there is only a remote likelihood as of the issue date of the Notes that these payments will be made, or if the amounts thereof are considered incidental in the aggregate. We intend to take the position that, as of the issue date of the Notes, the likelihood that we will pay these excess amounts is remote or these amounts are incidental, and therefore that the Notes will not be considered contingent payment debt instruments. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the Internal Revenue Service (“IRS”), and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the Notes in excess of the stated interest on the Notes and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

Tax consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest.    Stated interest paid on a Note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or retirement.    Upon the sale, exchange, redemption or retirement of a Note, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange, redemption or retirement and your tax basis in the Note (generally, its cost). For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest and not previously included in income are treated as interest as described under “—Payments of interest” above.

Gain or loss realized on the sale, exchange, redemption or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement you have held the Note for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with interest payments on the Notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes, unless you are an exempt recipient. You will be subject to U.S. backup withholding on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures, or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS.

Tax consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,
•	a foreign corporation, or
•	a foreign estate or trust,

but does not include you if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the Notes and you are not otherwise a resident of the United States for U.S. federal income tax purposes. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of the Notes.

Payments on the Notes.    Subject to the discussion below concerning backup withholding, payments of principal and interest on the Notes made by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the stock of Delphi Corporation entitled to vote and you are not a controlled foreign corporation related, directly or indirectly, to Delphi Corporation through stock ownership, and

•	you fulfill the certification requirement described below.

Certification requirement.    Interest on a Note will not be exempt from withholding tax unless you certify on a properly executed IRS Form W-8BEN, under penalties of perjury, that you are not a United States person.

To the extent that interest income with respect to a Note is not exempt from U.S. federal withholding tax as described above, you will be subject to U.S. federal income tax at a 30% rate unless (1) such tax is eliminated or reduced by an applicable income tax treaty or (2) such interest income is effectively connected with your conduct of a trade or business in the United States.

If interest on your Note is effectively connected with your conduct of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although you will be exempt from the withholding tax discussed in the preceding paragraphs, you will generally by taxed in the same manner as if you were a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8 (generally an IRS Form W-8ECI) in order to receive payments of interest free of withholding tax. You should consult your own tax advisor with respect to other U.S. tax consequence of the ownership and disposition of Notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange, redemption or retirement.    Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or retirement of a Note, unless the gain is effectively connected with your conduct of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If you are engaged in a trade or business in the United States and you recognize gain on a sale, exchange, redemption or retirement of a Note that is effectively connected with that trade or business, you will generally be taxed as if you were a U.S. Holder (see “Tax consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. You should consult your tax advisor with respect to the U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a branch profits tax.

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with interest payments on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS reporting your proceeds from a sale or other disposition (including a retirement or redemption) of the Notes and you may be subject to United States backup withholding on interest payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund if you timely provide the required information to the IRS.

Underwriting (conflicts of interest)

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of Notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of Notes

J.P. Morgan Securities LLC	$147,200,000
Deutsche Bank Securities Inc.	147,200,000
Merrill Lynch, Pierce, Fenner and Smith Incorporated	147,200,000
Barclays Capital Inc.	67,200,000
Citigroup Global Markets Inc.	67,200,000
Goldman, Sachs & Co.	67,200,000
PNC Capital Markets LLC	51,200,000
Morgan Stanley & Co. LLC	43,200,000
Credit Suisse Securities (USA) LLC	19,200,000
RBS Securities Inc.	19,200,000
SMBC Nikko Capital Markets Limited	19,200,000
The Williams Capital Group, L.P.	4,800,000

Total	$800,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer Notes to certain dealers at such price less a concession not in excess of 0.375% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $750,000.

In the underwriting agreement, we have agreed that:

•

We will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of J.P. Morgan Securities LLC, sell, offer, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the issuer or any of the guarantors and having a tenor of more than one year except for the Notes sold to the underwriters pursuant to the underwriting agreement.

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the Notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the aggregate principal amount of Notes offered pursuant to this prospectus, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the market prices of the Notes to be higher than they would otherwise be in the absence of those transactions. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Conflicts of interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Sales in the United States may be made through certain affiliates of the underwriters. One or more of the underwriters may use affiliates or other appropriately licensed entities for sales of the Notes in jurisdictions in which such underwriters are not otherwise permitted.

Certain of the underwriters and their respective affiliates have from time to time provided, and may provide in the future, various financial advisory, investment banking and commercial banking services to us and our affiliates, for which they have received or will receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are agents and/or lenders under our credit agreement and are expected to receive a portion of the net proceeds from this offering used to repay indebtedness outstanding under our credit agreement. Because we intend to use some of the net proceeds from this offering to reduce indebtedness owed by us under our credit agreement, Merrill Lynch, Pierce, Fenner and Smith Incorporated or its affiliate that is a lender under our credit agreement may receive at least 5% of the net proceeds of this offering pursuant to the repayment of the indebtedness outstanding under our credit agreement and, therefore, may be considered by FINRA to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of that rule. Rule 5121 requires that a qualified independent underwriter as defined in Rule 5121 participate in the preparation of this prospectus supplement and perform its usual standard of diligence with respect thereto. As a result of this conflict of interest and in accordance with Rule 5121, The Williams Capital Group, L.P. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. In its role as qualified independent underwriter, The Williams Capital Group, L.P. has performed a due diligence investigation and participated in the preparation of the prospectus supplement for this offering. We have also agreed to indemnify The Williams Capital Group, L.P. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act.

Legal matters

Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for us by our legal counsel, Davis Polk & Wardwell LLP, New York, New York. Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of Delphi Automotive PLC appearing in Delphi Automotive PLC’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Delphi Automotive PLC’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DELPHI AUTOMOTIVE PLC

DEBT SECURITIES

GUARANTEES

PREFERRED SHARES

ORDINARY SHARES

WARRANTS

PURCHASE CONTRACTS

UNITS

DELPHI CORPORATION

DEBT SECURITIES

GUARANTEES

WARRANTS

PURCHASE CONTRACTS

UNITS

Guarantees by certain subsidiaries of Delphi Automotive PLC

We may offer from time to time ordinary shares of Delphi Automotive PLC, preferred shares of Delphi Automotive PLC, debt securities of Delphi Corporation, debt securities of Delphi Automotive PLC, warrants, purchase contracts or units. The debt securities of Delphi Corporation may be guaranteed by Delphi Automotive PLC and one or more subsidiaries of Delphi Automotive PLC and the debt securities of Delphi Automotive PLC may be guaranteed by one or more of its subsidiaries, in each case on terms to be determined at the time of the offering. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell ordinary shares from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our ordinary shares are listed on The New York Stock Exchange under the trading symbol “DLPH.”

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and beginning on page 17 of our annual report on Form 10-K for the year ended December 31, 2011 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2012

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

It must be distinctly understood that neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

In this prospectus, “Delphi,” the “Company,” the “Successor,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation and became a subsidiary of Delphi Automotive PLC on November 22, 2011 in connection with the Company’s initial public offering. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are referred to herein as the “Predecessor”. As the context may require, “we”, “us” and “our” refers only to Delphi Automotive PLC and the subsidiary registrants who may sell securities pursuant to this prospectus from time to time.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

THE COMPANY

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. We operate manufacturing facilities and technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly in China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at Courteney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom and our telephone number is 011-44-163-423-4422. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

About this Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities or any combination of the securities described in this prospectus, and the selling shareholders may sell our ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, and, as the case may be, the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	our Definitive Proxy Statement on Schedule 14A filed on April 27, 2012 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2011);

(c)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2012;

(d)	our Current Reports on Form 8-K filed on May 24, 2012, June 18, 2012, September 13, 2012, September 18, 2012 and October 26, 2012; and

(e)	the description of our ordinary shares set forth in our registration statements filed under the Exchange Act on Form 8-A on November 10, 2011.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098.

(248) 813-2000

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; our ability to integrate and realize the benefits of recent acquisitions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for fiscal year ended December 31, 2011. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any other securities and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes and equity income, (2) cash dividends received from non-consolidated affiliates and other, (3) interest expense (including amortization of any debt fees and any debt discount) on debt, and (4) the interest component of rental expense. Fixed charges were calculated by adding interest expense on debt (including amortization of any debt fees and any debt discount) and the interest component of rental expense.

Successor				Predecessor
For the nine months ended September 30, 2012	Year ended December 31,		Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	Year ended December 31,
	2011	2010			2008	2007
11.1	9.6	14.4	N/A	351.7	7.2	N/A

Fixed charges exceeded earnings by $36 million and $2,408 million in the period from August 19 to December 31, 2009 and the year ended December 31, 2007, respectively, resulting in a ratio of less than one.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association”, respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Association and Memorandum of Association, which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law.

Ordinary Shares

As of October 26, 2012, there were 317,554,040 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have pre-emptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Our Board may issue authorized but unissued ordinary shares, and the selling shareholders identified in a prospectus supplement may sell ordinary shares, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

Dividend and Liquidation Rights. Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

Amendments to Governing Documents. A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.

Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the record date for any such determination.

Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.

Our Board of Directors currently consists of 12 directors. Our Articles of Association state that shareholders may only remove a director for cause. Our Board of Directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.

Applicability of U.K. Takeover Code. We do not believe that the U.K. City Code on Takeovers and Mergers will apply to takeover transactions for the Company.

Preferred Shares

We have 50,000,000 authorized preferred shares. We have no preferred shares issued and outstanding. The Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders.

When we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred shares will be issued under a statement of rights relating to each series of preferred shares and they are also subject to our Articles of Association.

Our Board may issue authorized preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

All preferred shares offered will be fully paid and non-assessable. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both.

The purpose of authorizing the Board of Directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

Comparison of United States and Jersey Corporate Law

The following discussion is a summary of the material differences between United States and Jersey corporate law relevant to an investment in the ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Jersey corporation, without shareholder approval, in certain instances may, among other things, implement certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

As in most United States jurisdictions, the board of directors of a Jersey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Jersey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are required to indemnify every present and former officer of ours out of our assets against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

In most United States jurisdictions, the Board of Directors is permitted to authorize share repurchases without shareholder consent. Jersey law does not permit share repurchases without shareholder consent. However, our Articles of Association permit our Board of Directors to convert any of our shares that we wish to purchase into redeemable shares, and thus effectively allow our Board of Directors to authorize share repurchases (which shall be effected by way of redemption) without shareholder consent, consistent with the practice in most United States jurisdictions.

Listing

Our ordinary shares are listed on the NYSE under the symbol “DLPH”. We will describe the listing of any series of preferred shares in the prospectus supplement for such series.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.

The transfer agent for each series of preferred shares will be described in the prospectus supplement for such series.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

Delphi Automotive PLC (“Delphi PLC”) or Delphi Corporation (“Delphi Corp.”) may offer debt securities, subject to the consent of the Jersey Financial Services Commission, if required. This prospectus describes certain general terms and provisions of the debt securities. When Delphi PLC or Delphi Corp. offer to sell a particular series of debt securities, the specific terms for the securities will be set forth in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Delphi PLC’s senior debt securities would be issued under a senior indenture among Delphi PLC, the guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). Delphi PLC’s subordinated debt indentures would be issued under a subordinated indenture among Delphi PLC, the guarantors party thereto, the Trustee and the Registrar and Paying Agent.

Delphi Corp.’s senior debt securities would be issued under a senior indenture among Delphi Corp., Delphi PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent. Delphi Corp.’s subordinated debt indentures would be issued under a subordinated indenture among Delphi Corp., Delphi PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent.

This prospectus refers to each of Delphi PLC’s senior debt indenture, Delphi PLC’s subordinated indenture, Delphi Corp.’s senior indenture and Delphi Corp.’s subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” We refer to Delphi PLC’s senior indenture and Delphi Corp.’s senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” We refer to Delphi PLC’s subordinated indenture and Delphi Corp.’s subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.”

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, which we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indentures and the subordinated indentures are substantially identical, except for the provisions relating to subordination. See “—Subordinated Debt”.

We or Delphi Corp. may issue debt securities up to an aggregate principal amount as we or Delphi Corp. may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	whether or not the debt securities will have the benefit of a guarantee;

•	the maturity date;

•	the interest payment dates and the record dates for the interest payments;

•	the interest rate, if any, and the method for calculating the interest rate;

•	if other than New York, NY, the place where we will pay principal and interest;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	if other than the principal amount, the portion of principal amount payable upon acceleration of the maturity;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	if the debt securities may be exchangeable for and/or convertible into the ordinary shares of Delphi PLC or any other security;

•	whether and under what circumstances additional amounts will be paid to a non U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	whether the debt securities will be issued in the form of global notes;

•	any material United States federal income tax consequences;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including events of default, covenants, provisions related to amendments and waivers, transfer and exchange, satisfaction and discharge and defeasance.

The form of indentures filed with the registration statement of which this prospectus forms a part contain certain of these terms, which may be modified in connection with the offering of any debt securities.

Senior Debt

Each of Delphi PLC and Delphi Corp. will issue under its senior indenture the debt securities that will constitute part of the senior debt of such issuer. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of such issuer.

Subordinated Debt

Each of Delphi PLC and Delphi Corp. will issue under its subordinated indenture the debt securities that will constitute part of the subordinated debt of such issuer. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the relevant subordinated indenture, to all “senior indebtedness” of such issuer. The specific subordination terms will be set forth in a supplemental indenture to the relevant subordinated indenture and described in the prospectus supplement for the relevant series of debt.

Guarantees

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by Delphi PLC may be guaranteed by any of the subsidiary registrants under the registration statement of which this prospectus forms a part. Debt securities issued by Delphi Corp. will be guaranteed by Delphi PLC and may be guaranteed by any of the subsidiary registrants. The guarantees will be full and unconditional on a joint and several basis. Each of the subsidiary guarantors is 100% owned by Delphi PLC.

Concerning the Trustee and the Registrar and Paying Agent

Unless otherwise provided in respect of a series of debt securities, Wilmington Trust, National Association is the Trustee under each indenture and Deutsche Bank Trust Company Americas is the Registrar and Paying Agent with regard to each series of debt securities. The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939. The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the issuers and the guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

Delphi PLC may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, subject to the consent of the Jersey Financial Services Commission, if required. Delphi Corp. may also issue warrants to purchase its debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the issuer of such warrants and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered:

•	the issuer and title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Delphi PLC may, subject to the consent of the Jersey Financial Services Commission, if required, issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by Delphi PLC or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Delphi Corp. may issue purchase contracts for the purchase or sale of:

•

debt securities issued by Delphi Corp. or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate the issuer thereof to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Delphi PLC or Delphi Corp., as applicable, may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the issuer thereof to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. The issuer’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under one or more of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Delphi PLC may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities and Delphi Corp. may issue units consisting of one or more purchase contracts, warrants, debt securities or any combination of such securities. The applicable supplement will describe:

•

the issuer and the terms of the units and of the warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. Delphi PLC or Delphi Corp. may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if Delphi PLC or Delphi Corp. requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Delphi PLC, Delphi Corp., the trustees, the warrant agents, the unit agents or any other agent of Delphi PLC or Delphi Corp., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, Delphi PLC or Delphi Corp., as applicable, will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of theirs or of Delphi PLC or Delphi Corp. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed upon for us by Carey Olsen, Jersey, Channel Islands and the validity of the debt securities, guarantees, warrants, purchase contracts and units in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Delphi Automotive PLC and the Predecessor appearing in Delphi Automotive PLC’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein) and the effectiveness of Delphi Automotive PLC’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.